EXHIBIT 10.1
                  EXCLUSIVE DISTRIBUTION AGREEMENT

This agreement made as of the 10th day of January, 1999 between Mr. Tube Steak Canada Inc., a corporation incorporated under the laws of Canada (hereinafter referred to as "MTS") and Pacific Cart Services Ltd. a corporation incorporated under the laws of the State of Nevada and having offices at 561 Keystone Avenue, Reno, Nevada (hereinafter referred to as "PCS") collectively known as the "parties."

WHEREAS MTS has designed and manufactured a mobile vending cart and certain other equipment relating to hotdog vending. And whereas MTS owns certain rights, names, recipes and trademarks.

WHEREAS PCS has expressed its intend to distribute the Products in the California and Washington State.

NOW THEREFORE in consideration of the mutual premises and covenants set forth herein, the parties agree as follows:

1.   DEFINITIONS AND APPENDICES

     1.1   DEFINITIONS

          1.1.1 "Affiliate" shall mean, with respect to a party, an entity which, directly or indirectly, majority owns, or is majority owned by, or is under common majority ownership with, that party;

          1.1.2 "Distribution" shall mean advertising, promoting, warehousing, providing samples of and selling
                   Products;

          1.1.3    "Effective Date" means February 1, 1999;

          1.1.4 "Initial Period" means with respect to the United States 2004 the period five (5) years from the Effective Date of this Agreement and with respect to all other countries five (5) years from the effective date of this Agreement or such date as may be agreed to by the parties with respect to any additional country;

          1.1.5 "Net Sales" shall mean gross sales of Products invoiced by PCS to its customers (a) retroactive price reductions, (b) trade, quantity discounts, and (c) any taxes or other governmental charges levied or measured or both by sale and indicated in the billing price. Net Sales shall include all sales of Products by PCS in the ordinary course of business but shall exclude sale for the purpose of evaluation, demonstration or promotion;

          1.1.6 "Non-Exclusive Basis" shall mean a situation in which PCS is not the sole distributor of these or any future Products which MTS may choose to market;

          1.1.7     "Price" is defined in Section 4.1;

          1.1.8 "Products" are the Mobile Vending cart and other products listed in Appendix "A," and any other product created and manufactured by MTS during the period of this Agreement which PCS may elect to distribute and sell;

          1.1.9 "Recalls" shall mean any withdrawal of Products, market withdrawal or product corrective action caused by any problems or defects associated with the Products to be delivered to PCS or to PCS's customers hereunder, including but not limited to actions required by governmental or regulatory authorities having jurisdiction in the relevant countries;

          1.1.10 "Significant Customer Complaint of Adverse Event" is defined in Section 5.9;

          1.1.11 "Territory" shall mean the United States and any other countries subsequently coming under the terms of this Agreement during the initial period;

          1.1.12   "List Price" is defined in Appendix A.

     1.2 The following appendices are attached to and form part of this Agreement.

          (a)  Appendix A: List Price

     1.3 All references in this Agreement to activities, rights, obligations, agreements or covenants by PCS are defined to refer to PCS carrying on business in that country.

2.   DISTRIBUTION OF PRODUCTS

     2.1 Subject to the terms and conditions of this Agreement, MTS hereby appoints PCS as its exclusive Distributor for the Products in the Territory, and PCS agrees to undertake appropriate activities related to the distribution of the Products.

     2.2 It is hereby acknowledged that this Exclusive Distribution Agreement is Phase 1 of what may become a broader relationship between the parties. The parties may later consider a Phase 2, which may entail a distribution agreement with PCS having certain manufacturing rights. At such time as the parties agree to proceed with Phase 2, if the manufacturing of the Products meets all applicable regulatory requirements, PCS at its sole discretion may elect to take over manufacturing of some or all of such of the Products as are distributed by PCS. At the time, PCS will take appropriate steps to satisfy all regulatory requirements commensurate with the rights granted to PCS under such new agreement.

     2.3 It is hereby acknowledged that in the event that the parties enter into Phase 2, PCS may wish to become the Manufacturer and continue as the exclusive distributor of the Products. Reasonable royalty rates will be negotiated by the parties in good faith as part of any Phase 2 agreement. If PCS elects to manufacture the products, MTS shall provide all documentation including, but not limited to, manufacturing procedures, packaging specifications, quality control procedures, and recipes.

3.   ORDERS AND SHIPMENTS

     3.1 PCS shall provide MTS on or before the 20th day of each calendar month a twelve (12) month rolling forecast indicating non binding delivery requirements. PCS will place purchase orders with MTS and MTS will ship Products within sixty (60) days of receipt of the purchase orders by MTS.

     3.2 MTS shall ship the Products ordered to the PCS designated warehouse, FOB the MTS-designated factory, subject to PCS Purchase Orders. PCS will specify to MTS the carrier to deliver the products. MTS shall agree to deliver the Products to PCS within a period of sixty (60) days from issuance of the purchase order by PCS. From time to time it may be necessary to MTS to supply Product within the sixty (60) day lead time at PCS' request, and MTS will make every reasonable attempt to meet the delivery.

     3.3 MTS it to supply PCS with Products in lots and packaging pre-existing in Canada where applicable. Shipper size to be finalized and agreed to prior to the first shipment of products.

     3.4 MTS is to supply PCS with Exporters' Certificates of Origin under the Canada/U.S. F.T.A. and/or the N.A.F.T.A., as applicable, where PCS is supplying Products for sale, sample or otherwise, outside of the country of manufacture. PCS will co-operate in responding to any information requests form any Customs authority relating to the validity of the information contained on the certificate(s).

4.   CONSIDERATION, PRICES OF PRODUCTS AND DISCOUNTS.

     4.1 For all Products manufactured by MTS and ordered by PCS and delivered to PCS by MTS, MTS shall deliver invoices to PCS during each calendar month based on each individual delivery of Product, PCS shall pay MTS based on invoices calculated pursuant to Appendix A, based on the prices set forth therein. The total Product price ("Price") paid to MTS by PCS will consist of the following:

          4.1.1 MTS's list price for products (Appendix A) to be paid in Canadian Dollars on a sixty (60) days net basis form the date of receipt of invoice and Products by PCS. MTS' current direct factory manufacturing costs for Products shall remain fixed for a period of one (1) year for the date of this Agreement, with the exclusion of: (a) fluctuation in the Canadian currency in relation to the U.S. dollar, subject to Section 4.2, (b) industry shortages, or (c) changes in government regulations which would require changes to the manufacturing site at the request of PCS and agreed to by MTS. Direct manufacturing costs will be adjusted hereafter once every twelve (12) months to reflect MTS' actual cost changes.
                    These adjustments must be agreed to by both parties sixty (60) days before they become effective.

          4.1.2 MTS' list price, to be paid in Canadian Dollars on a sixty (60) day net basis from the date of receipt of invoice and Product by MTS. MTS' current list price will remain fixed for a period of one (1) year from the date of this agreement, with the exclusion of:

                    (a) fluctuation in the Canadian currency with respect to the U.S. dollar.

                    (b)  changes in Government regulations which
                         would require changes to the manufacturing process or Product status.



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     4.2  No penalty for late payment will apply until sixty (60)
          days after receipt of invoices by PCS. Balances which are unpaid after sixty (60) days are to bear interest at the rate equal to the prime rate quoted by the Royal Bank of Canada in effect at the date the balance became overdue plus two percent (2.00%) per annum charged on a monthly basis.

     4.3  The parties agree that the costs subject to subsection
          4.1.1 hereof shall be made in Canadian dollars at the current rate of exchange for the U.S. dollar. At the time of execution of this Agreement said rate is .65 Canadian/
          1.00 U.S. If the exchange rate should vary by more than =/- 5.00% during the term of this Agreement, the parties will share any gain or loss in equal shares of one-half of such gain or loss greater than +/- 5.00%

5.   PCS RIGHTS AND RESPONSIBILITIES

     5.1 PCS shall have sole control over the responsibility for advertising, marketing, pricing and distributing the Products which it will sell, including all expenses arising therefrom.
     5.2 In connection with the promotion and sale of Products, PCS shall have the right to use such trademarks, and is obligated to use such trademarks, service marks or trade names as are owned and used by MTS in connection with the Products. Notwithstanding the foregoing, PCS shall be free to market the Products under such names and logos which shall be free to market the Products under such names and logos which PCS deems appropriate ("MTS Trademarks"). PCS will acknowledge all MTS trademarks and copyrights on promotional materials and product literature and MTS hereby grants PCS a non-exclusive paid up license to such trademarks, service marks and trade names in accordance with the requirements and intent of this Agreement. In the event that this Agreement expires or is terminated for any reason, such license will also terminate and all rights in such trademarks, service marks or trade names which re owned and used by MTS will revert to MTS. Products which are in commercial distribution prior to the expiration or termination of this Agreement will continue to be subject to the license issued to PCS. In no event will PCS acquire any rights to the MTS Trademarks without the specific written permission of MTS.

     5.3 PCS will use its reasonable best efforts to continuously and diligently develop demand for the Products and to solicit purchases therefor. At all times hereunder, PCS shall maintain adequate working capital, facilities and personnel to accomplish this purpose.

     5.4 PCS shall have the right to distribute, under this Agreement, any improvements to the Products.

     5.5  In the event of a notice of a Significant Customer
          Complaint of Adverse Event and of PCS having knowledge of such Event, PCS agrees to notify MTS within two (2) working days. A Significant Customer Complaint of Adverse Event includes but is not limited to:

          5.5.1     Medical complaints: side effects.

          5.5.2 Technical complaints: quality defects, stability problems, erroneous product identification, mix-ups, errors in manufacturing or packaging, mislabeling, etc.

          5.5.3 Reports and other information as specified in the prevailing regulations.

          5.5.4 Dangerous Adverse Product Information: product hazards which re associated with a considerable risk to life or health or damage thereto or a suspicion thereof.

          5.5.5 Significant Adverse Product Information: Product hazards without a considerable risk to health, but which may considerably impair the efficacy or utility of the product with possible consequent injury.

          5.5.6 Other Adverse Product Information: Deviation from product standards, which do not significantly impact on the utility, safety or efficacy of the product.

     5.6 PCS has the right, but no the obligation, to confirm that the Products manufactured by or for MTS meet all MTS performance claims, implied and explicit warranties and conditions of merchantability or fitness for a particular purpose.

     5.7 All Products delivered to PCS under this Agreement will have a remaining shelf life of not less than forty-five
          (45) days where applicable as of the date such Products are received by PCS.

6.   MTS RIGHTS AND RESPONSIBILITIES

     6.1 MTS shall indemnify, defend and hold harmless PCS and its officers, directors, employees and representative against, and in respect of, any and all claims, losses, expenses, costs, including reasonable attorneys' fees, obligations, liabilities and damages of every kind arising out or attributed to any defect or failure of any Products manufactured by or for MTS, and any Recall of Product except those arising out of the negligence or fault of PCS.

     6.2 Provided that MTS is responsible for manufacturing and/or supplying the Products to PCS, MTS shall provide PCS with a certificate of insurance evidencing product liability insurance in the amount of Two Million Canadian Dollars (CAN$2,000,000) that has been obtained and maintained by MTS for the Products from Insurers acceptable to PCS, MTS shall maintain such insurance for the Initial Term of this Agreement and subsequent renewals. MTS agrees that it shall provide PCS with at least sixty (60) days prior written notice of any transfer of such policy to another insurer which shall also be acceptable to PCS or change of limits or terms of such policy. The certificate and policy shall contain an endorsement that such insurance may not be cancelled or modified except upon sixty (60) days written notice to PCS. No additional amount will be charged to PCS for this insurance coverage.

     6.3 MTS represents and warrants that it is the sole and exclusive owner of all rights, titles and interest in and to the trademarks, service marks and trade names associated with the Products, and registrations thereof in the Territory; and the goodwill attached thereto. MTS further represents and warrants that to the best of its knowledge, no other person, firm, corporation or association has any right to sue said trademarks, service marks and trade names in commerce in the Territory and the Products do no infringe any patent, industrial design or other intellectual property rights of any person in Canada or the United States or will not infringe, such rights in any other jurisdiction in which PCS may sell Products pursuant to this Agreement. MTS shall indemnify, defend and hold harmless PCS pursuant to section 6.4 with respect to any such claims, challenges or actions based on allegations of infringement of intellectual property rights.

     6.4 MTS is responsible to meet and maintain all Regulatory and Quality Assurance requirements necessary to market MTS products in the United States and if PCS so elects, any other countries. PCS shall be responsible for compliance with regulatory requirements associated with its role as a distributor of MTS' products throughout the Territory. PCS will made a reasonable effect to notify MTS if it becomes aware of any changes in regulatory requirements which affect MTS' obligations as a manufacturer, however, MTS is responsible for ensuring compliance with all Regulatory and Quality Assurance requirements which are applicable to it as a manufacturer and PCS assumes no responsibility for such compliance. Any failure by PCS to keep MTS updated as to such requirements shall not constitute a breach or default of the Agreement by PCS.

     6.5 MTS shall comply with Canadian and United States Government regulations and be solely responsible for meeting all Products manufacturing standards and quality control specifications.

     6.6 MTS must notify PCS immediately in the event of any unforeseen manufacturing or packaging changes.

     6.7 In the event of a notice of a significant Customer complaint of an Adverse Event as described in Section 5.5, MTS will notify PCS by telephone or facsimile within twenty-four (24) hours and provide PCS with written confirmation of the particulars of such complaint within ten (10) working days.

     6.8 MTS warrants that the Products are owned by MTS and will be free of any liens or encumbrances to the title to the Products at the time that title tot he Products passes from MTS to PCS or from MTS to the applicable MTS/PCS customer, as the case may be.

     6.9 MTS agrees that it will co-operate with and consult thoroughly with PCS regarding any and all Product Recalls.

7.   TERM AND TERMINATION

     7.1 The term of this Agreement shall commence on the Effective Date and continue in full force and effect for five (5) years unless earlier terminated on consent of both parties. This Agreement shall automatically renew for successive two
          (2) year periods commencing on the fifth anniversary of the Effective Date unless PCS provides not less than one hundred and eighty (180) days prior written notice to MTS of its intent not to renew. MTS shall have the right to cancel this Agreement on the fifth anniversary of the Effective Date and second anniversary of any subsequent renewals upon not less than one hundred and eighty (180) days prior written notice to PCS of such intent.

     7.2  The non-defaulting party may terminate this Agreement:

          7.2.1 by written notice to the other party if that party is in material breach of any of the terms and conditions of this Agreement and does not cure such breach or breaches within ninety (90) days after receiving written notice of such breach from the other party, or

          7.2.2 without notice or opportunity to rectify if the other party ceases to carry on business, makes a general assignment for the benefit of its creditors or files a proposal or arrangement under the bankruptcy and Insolvency Act Canada, or similar legislation in the United States or other relevant jurisdiction or a petition is filed against that party under such legislation or if that party shall be declared or adjudicated bankrupt or if a liquidator, trustee in bankruptcy, custodian, receiver-manager or any other officer with similar power shall be appointed of or for either party or its business or assets (unless such petition or appointment of an officer is rescinded within thirty (30) days after being filed or appointed) or if either party shall commit an act of bankruptcy or shall propose a compromise or arrangement or institute proceedings to be adjudged bankrupt or insolvent or consents to the institution for such appointment or proceedings or admits in writing its inability to pay debts generally as they become due.

     7.3 In addition to the termination of rights set out in Section 7.2, MTS may terminate this Agreement by thirty (30) days written notice to PCS if PCS is in default on payments outlined in Article 4 of this Agreement. PCS shall not be in default for the purposes of this Section 7.4 until payments due under this Agreement are overdue for one hundred and twenty (120) days.

     7.4 If MTS terminates this Agreement after the Initial Period or any subsequent term for whatever reason other than a default or a breach by PCS then MTS shall reimburse PCS for the fair and reasonable value of the business based upon the goodwill crated by PCS, such value to be negotiated at the time of termination.

          7.4.1 If the total annual gross sales of the Products by PCS in the Territory during the twelve months preceding the termination by MTS is less than one million dollars ($1,000,000) then the negotiated value will be not less than fifty percent (50.0%) but not more than one hundred percent (100%) of PCS annual gross sales of the Products in the Territory.

          7.4.2 If the total annual gross sales of the Products by PCS in the Territory during the twelve months precedent the termination by MTS is more than one million dollars ($1,000,000) then the negotiated value will be not less than one hundred percent (100%) but not more than two hundred percent (200%) of PCS annual gross sales of the Products in the Territory.

     7.5 Neither PCS, nor MTS, shall be deemed to be in default of the Agreement if such default is due to force majeure.
          Changes in the general economic or business conditions in the Territory shall not constitute force majeure.

     7.6 In the event of any termination of this Agreement, including its expiry pursuant to section 7.1:

          (a) each party shall pay to the other all amounts then due and accrued due pursuant to this Agreement; and

          (b)  sections 5.10, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9,
               7.10, 8.1 and 9.4 shall survive.

8.   CONFIDENTIALITY AND PUBLICATION

     Each party agrees to keep secret during the term of this Agreement and for a period of five (5) years thereafter any and all written information received from the other on a confidential basis (such written information to be marked as Confidential), including such information received before or after the effective date of this Agreement.

9.   GENERAL PROVISIONS

     9.1 The failure of either party to enforce at any time the provisions of this Agreement will not be construed to be a waiver of such provisions or the right of such party to thereafter enforce each and every such provision.

     9.2 Any notice, report or other communication under this Agreement shall be deemed to have been duly given on the date of delivery if delivered to the party to whom or to which notice is to be given, or on the seventh (7th) day after mailing if mailed by first-class mail, registered or certified, postage prepaid, on the next business day, if sent by fax, after being transmitted by fax confirmed at the time of transmission, if properly addressed to the party to receive the notice at the following address or at any other address given to the other party in the manner provided by this section 9.2

          If to PCS:

               Pacific Cart Services Ltd.
               Box 492
               561 Keystone Avenue
               Reno, Nevada
               USA
               Phone: (702) 334-6476
               FAX:   (306) 343-0888

          If to MTS:

               Mister Tube Steak Canada Inc.
               636 Dufferin Avenue
               Winnipeg, Manitoba
               Canada
               R2W 2Z2
               Phone: (204) 582-2613
               FAX:   (204) 582-2636

     9.3 This Agreement shall be construed and interpreted according to the laws of the province of Manitoba. Bother parties hereby expressly agree that, by entering into this Agreement neither party intends to violate any public policy, statutory or common law, and if any prat of this Agreement is in violation of any laws, such sections of this Agreement will be inoperative and divisible here from and the remainder of this Agreement will remain binding upon the parties hereto. Headings and captions are used in the Agreement for convenience and reference only and shall not affect the interpretation of construction of this Agreement.

     9.4 No party is the agent or representative of any other party and no party has any authority to enter into contracts, agreements or commitments on behalf of any other party, or in any way to bind any other party.

     9.5 If MTS intends to sell or any part of the business of MTS then PCS shall have the first right of refusal to purchase all or any such part of the business of MTS at fair market value subject to commercially reasonable terms of sale to be prepared by MTS. PCS will have sixty (60) days to respond to a proposal from MTS. If PCS does not respond during this period of if PCS declines to purchase the business of MTS or a part of such business pursuant to this right of first refusal, MTS may offer to sell all or any part of the business of MTS to a third party subject to the identical terms and conditions offered to, and declined by, PCS. If MTS' negations with a third party results in a lower sales price or more favorable terms and conditions, than those offered to PCS for all or any part of the business of MTS, MTS will offer the lower price and more favorable terms and conditions to PCS before entering into an agreement with a third party. PCS will have forty (40) days within which to respond to this second proposal from MTS. If PCS does not respond during this period or if PCS declines to purchase all or any part of the business of MTS, then MTS may proceed with negotiations with a third party for the sale or all or any part of the MTS business.

     9.6 This Agreement is not assignable as security or otherwise by either party without the prior consent of the other, such consent not to be unreasonably withheld. Notwithstanding the above, PCS and MTS may assign its rights or obligations hereunder to a subsidiary or affiliate or to a purchaser of its business relating to the Products without prior written consent of the other.

     9.7 It is agreed that any act or payment required by this Agreement if not done on a business day, the act or payment may be done on the next following business day.

     9.8 This Agreement sets forth the entire Agreement and undertaking between the parties as to the subject matter hereof and supersedes all prior discussions and negotiations.

     9.9 As to the meaning, legal nature, and binding effect of this Agreement, the undersigned MTS has sought and received advice and explanation from its attorney, who has confirmed this as signified by the attestation attached hereto as
          Exhibit 1.

     9.10 The parties require that this contract be drawn up in English. Les parties exigent que ce contract soit redige en anglais.

IN WITNESS WHEREOF the parties hereto have executed this Agreement by the signature of their duly authorized representatives.

PACIFIC CART SERVICES LTD.
BY: /s/ illegible
Title: Secretary
Date: January 26, 1996

MISTER TUBE STEAK CANADA INC.
BY: /s/ James F. Oste
Title: President
Date: January 26, 1999